Exhibit 5.1

King & Spalding LLP 601 South California Avenue Suite 100 Palo Alto, CA 94304 Tel: +1 650 422 6700 www.kslaw.com

December 19, 2019

PolarityTE, Inc. 123 Wright Brothers Drive Salt Lake City, Utah, 84104

Ladies and Gentlemen:

We have acted as counsel to PolarityTE, Inc., a Delaware corporation (the “Company”), in connection with the sale of up to $25,000,000 of shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), pursuant to the Purchase Agreement dated December 5, 2019 by and between the Company and Keystone Capital Partners, LLC, a Delaware limited liability company (the “Purchase Agreement”).

In connection with the offering and sale of the Shares, the Company has filed the registration statement on Form S-3 (File No. 333-229584) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which became effective as of February 22, 2019, including the prospectus in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated December 19, 2019, filed pursuant to Rule 424(b)(5) of the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon certificates and representations of representatives of the Company and public officials.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

PolarityTE, Inc.

December 19, 2019

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, filed on the date hereof, and to the reference to us under the caption “Legal matters” in the prospectus supplement dated December 19, 2019. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP